Exhibit 99.3

SECOND QUARTER FISCAL 2024

INVESTOR QUESTIONS & ANSWERS

March 6, 2024

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Executive Overview

Fiscal Second Quarter 2024 Highlights

•	Consolidated net sales for the second quarter were $2.21 billion.

•	Consolidated gross profit margin for the second quarter was 12.3%.

•	Net income attributable to THOR Industries, Inc. and diluted earnings per share for the second quarter of fiscal 2024 were $7.2 million and $0.13, respectively, inclusive of a $14.7 million charge related to the November 15, 2023 refinancing of the Company’s debt facilities.

•	The Company revised its full-year fiscal 2024 consolidated net sales and diluted earnings per share guidance to a consolidated net sales range of $10.0 billion to $10.5 billion and diluted earnings per share in the range of $5.00 to $5.50.

Quick Reference to Contents

Current Market Conditions and Outlook Assumptions	1

Q&A

Market Update	3
Operations Update	4
Financial Update	6

Segment Data

Summary of Key Quarterly Segment Data – North American Towable RVs	8
Summary of Key Quarterly Segment Data – North American Motorized RVs	9
Summary of Key Quarterly Segment Data – European RVs	10

Forward-Looking Statements	11

Current Market Conditions and Outlook Assumptions

•	Market demand conditions in North America

The RV industry’s calendar 2023 and early calendar 2024 retail sales have been negatively impacted by ongoing macroeconomic conditions faced by consumers and dealers, including ongoing high inflation and interest rates. While near-term North American industry retail demand has significantly softened from the record calendar 2021 level and strong 2022 levels, we anticipate the recent softened demand to be temporary as interest in the RV lifestyle continues to grow. We acknowledge that the temporary nature of the soft demand is directly tied to strong headwinds faced by consumers from the current macroeconomic environment and expect that the softness will persist until those forces begin to ease. The Recreational Vehicle Industry Association (“RVIA”) recently updated their wholesale unit shipments forecast for calendar 2024 to reflect the current softness in market demand trends. The RVIA forecast currently projects that the industry will return to growth later in calendar 2024 with a North American wholesale shipment range of between 334,700 and 365,500 units, up from unit shipments in calendar 2023 of 313,174, but lower than the record wholesale unit shipments in calendar 2021 of 600,240 and wholesale unit shipments in calendar 2022 of 493,268.

•	Market demand conditions in Europe

Similar to North America, European retail sales have been impacted by current macroeconomic conditions. Despite persistent chassis supply constraints that limited the level of motorized product output in calendar years 2021 through 2023, we have seen relative strength in retail registrations in Europe when compared to North America. According to the European Caravan Foundation (“ECF”), total retail registrations in Europe for calendar 2023 only decreased 4.2% compared to calendar 2022. In Europe, we believe that independent dealer inventory levels of Erwin Hymer Group (“EHG”) products have been restocked to normalized levels and are now generally appropriate for seasonal consumer demand moving into the peak selling season.

•	Order backlog

Consolidated RV backlog was $4.66 billion as of January 31, 2024. North American RV backlog was $1.91 billion as of January 31, 2024, a decrease of 36.4% compared to $3.00 billion as of January 31, 2023. European RV backlog was $2.75 billion as of January 31, 2024, a decrease of 10.1% compared to $3.06 billion as of January 31, 2023.

•	Near-term and long-term RV industry outlook in both North America and Europe

The RV industry has experienced a slowdown in retail activity as consumers have been adversely impacted by elevated unit prices, higher interest rates, and overall inflation impacting many facets of their budgets. However, high RV utilization, strong show attendance and high repeat buyer intentions in the face of this decreasing appetite to purchase in the short-term exhibits the resilience of consumer interest in the RV lifestyle in the long-term. While we remain cautious and continue to expect near-term demand to be impacted by the current macroeconomic conditions, particularly in North America, our long-term optimism remains undeterred. Based upon recent THOR and industry studies, we remain strongly optimistic about both the industry’s and THOR’s future growth. This longer-term optimism is supported by data indicating interest in the RV lifestyle continues to exceed pre-pandemic levels, RV utilization remaining high, consumer satisfaction among RV owners being very strong, and repeat buyer intentions reaffirming the “stickiness” of the RV lifestyle.

Q&A

MARKET UPDATE

1.	How do you characterize the outlook and focus of your North American independent dealers?

a.	Overall, our North American independent dealers continue to be cautious in calendar 2024. Dealers, on balance, have continued to experience year-over-year declines in retail sales activity in early calendar 2024. While retail shows and lead generations continue to offer positive signals to independent dealers that retail demand may stabilize as we move through the selling season, our dealers are understandably maintaining a conservative approach to inventory management entering the spring season. Given the elevated floorplan interest costs and required curtailments, the recent focus of the dealer base has been to maximize cash flow and mitigate the pressures caused by higher interest expense and aging of product. As such, even as our overall independent dealer base is currently operating with historically lean inventory levels, we believe dealers will remain hesitant to hold any excess inventory until a sustained positive inflection in retail demand takes hold. In the meantime, we expect to see the continuation of cautious ordering patterns in the wholesale channel consisting of smaller, more frequent orders as dealers operate in a higher interest rate environment. In the longer term, we view this as a positive development as we believe the proactive planning discussions taking place between our operating companies and independent dealer partners will result in improved long-term profitability trends across the industry. The inherent consequence in dealer prudence is a better position for THOR and the industry as we continue to work through the macroeconomic factors impacting our industry. As those adverse factors clear, as they inevitably will, this prudence will position THOR to perform very well as the market returns to growth.

2.	What is your current near-term outlook on the North American retail demand environment?

a.	While we remain cautiously optimistic that retail demand will begin to stabilize as we move through calendar 2024 as our industry recalibrates its pricing and product offerings to address affordability challenges and consumers adjust to the macro environment, we are taking a more conservative approach to forecasting the balance of our fiscal 2024. North American retail activity continues to be challenged as a result of near-term macroeconomic pressures adversely impacting consumer sentiment and demand. The combination of the delay in interest rate relief and continued year-over-year declines in industry retail registrations to date has delayed the anticipated recovery from our expectations at the beginning of our fiscal year. Because we do not assume any material relief from these macroeconomic pressures through the balance of fiscal 2024, our retail outlook for fiscal 2024 currently assumes industry retail demand to be at the low end of our previously assumed range of between 350,000 and 365,000 units. This forecast assumes narrowing year-over-year declines in retail registrations with the potential for retail stabilization or growth as we progress through the selling season, albeit likely with some level of volatility.

The forecast we issued at the beginning of the fiscal year anticipated a slightly stronger retail performance in fiscal 2024. While the industry is currently showing signs of a gradual recovery, that positive trend was delayed from our original expectations by approximately one quarter. While we acknowledge there is still a range of potential retail sales scenarios, we remain fully confident that we will see a positive inflection in future retail demand once interest rates begin to decline, as many expect, and near-term macroeconomic pressures subside.

OPERATIONS UPDATE

1.	Can you comment on second quarter production and the cadence of North American wholesale shipments for the second half of fiscal 2024?

a.	As we communicated after our fiscal first quarter, the focus for the second fiscal quarter of 2024 was to slow our production output through reduced production rates and extended holiday shutdowns to closely align wholesale shipments to match retail demand. While orders were a bit softer than anticipated given slow retail activity on dealer lots, we did assist our independent dealers in keeping channel inventory at historically low levels, restocking approximately only 4,000 units of THOR products in the fiscal second quarter, a quarter that is traditionally a heavy channel replenishment period for our industry. As a result, North American dealer inventory levels of THOR products approximated 87,800 units at January 31, 2024, up from the approximately 83,800 units at October 31, 2023 but down significantly from the approximately 121,300 units at January 31, 2023.

Looking ahead to the back half of fiscal 2024, unit shipments are expected to sequentially increase from the second quarter levels as we enter the spring selling season. However, even with current dealer inventory at lean levels, our current expectation is for independent dealers to continue to further destock inventory levels as they mitigate the impact of higher interest rates and continue to sell through non-current model year 2023 units. Furthermore, given the continued near-term macro uncertainty, independent dealers have been intentional in their desire to maintain lean inventory levels ahead of the model year 2025 changeover. As a result, while we expect a pronounced ramp up of wholesale shipments during the prime selling season, we expect wholesale shipments to under-pace retail sales during the balance of our fiscal year.

For the full-year of fiscal 2024, we currently forecast an industry wholesale shipment range of between 330,000 and 340,000 units, which implies a further destocking of channel inventory against forecasted retail demand (previously assumed 1:1 wholesale to retail relationship).

Consistent with our approach through the current down cycle, THOR operating companies will continue to manage production in a disciplined manner with a high level of conservatism. Our teams will also continue to work closely with our dealer partners in monitoring retail demand to ensure we can respond quickly to shifts in market demand and adjust our production plans appropriately.

2.	In North America, you have been operating in a down-cycle environment for over a full year now. Can you speak to some of the levers and initiatives that THOR has undertaken?

a.	THOR’s market leadership position has been underpinned by its fast and flexible variable cost model and long-term focus. During down cycles, THOR operates from a position of strength to adapt to evolving market conditions while staying steadfast in its commitment to investing in its long-term growth. Below are a few of the focus areas where THOR has invested time and effort during the current down cycle:

Brand Rationalization and Footprint Optimization. On a trailing twelve-month basis, North America industry wholesale shipments (excluding park models) have approximated 312,000 units, down nearly 50% from the record levels set in calendar 2021. To adapt to a soft demand environment, THOR operating companies have proactively reduced their manufacturing footprint as they rationalized the number of brands being produced. As a result of our companies’ collective efforts, we have realized direct cost and overhead savings that will allow us to emerge from the current down cycle as a much leaner company with a stronger margin profile.

As part of our brand rationalization and footprint efforts, Heartland is a THOR company that has been going through a strategic repositioning phase as an operating company during the current down cycle. Heartland’s performance has been impacted by the sudden decline of certain private label brands that were particularly vulnerable to the current challenging market conditions. As it refocuses its efforts on brands that have long been associated with Heartland’s success, management has worked to temporarily pare back Heartland’s operations to align with the current expectation that it will grow with future market conditions. As part of this plan, Heartland has consolidated its footprint by half and has retired ten brands to date. Having recently opened its new Sturgis, Michigan manufacturing facility, the company is also streamlining its processes aimed at becoming a leaner and more focused company with a much-improved margin profile.

Supply Chain. While our North American OEM segments reported year-over-year declines in net sales during the second fiscal quarter of 2024, one of our supply chain companies, namely Airxcel, reported an increase in net sales reflective of the investments made in product development, facilities and personnel over the past year. As a result of these efforts, Airxcel expects to generate new businesses across product lines and brands, with the majority set to begin shipping in the spring of 2024 in conjunction with the commencement of model year 2025 production. In the meantime, Airxcel continues to invest in production innovation with a pipeline of new core product line extensions and product categories expected to be launched later in the calendar year.

Growing Airxcel’s business continues to be a key part to our strategy to ensure a robust and competitive supply chain marketplace for RV OEMs. We continue to be encouraged by Airxcel’s growth prospects moving forward.

Innovation. The THOR global innovation team was expanded with a mission to identify, enhance, and create technical and business innovation to improve and expand the RVing experience and create competitive advantage for our operating companies. Through in-house investments and partnerships, our global innovation team continues to advance initiatives related to electrification, global connected vehicle platforms and digital customer experience and advanced manufacturing engineering. We continue to believe our investments in innovation will further differentiate THOR as the market leader over the long term.

3.	Can you comment on the second quarter fiscal 2024 performance and the outlook of THOR Industries’ European segment?

a.	The strong fiscal 2024 second quarter performance of our European segment once again demonstrated the successful efforts of our European management team to implement strategies driving favorable price-cost realization and operational efficiencies. In addition, improved chassis supply allowed us to complete the restocking of dealer inventory levels of motorized product. Despite overall weak economic growth and macroeconomic uncertainty in Europe, overall European RV retail registrations decreased only 4.2% in calendar 2023 compared to calendar 2022. In Germany and France, our largest European markets, RV retail registrations decreased just 0.7% and 1.7%, respectively, in calendar 2023.

As we exit the second fiscal quarter, we regard dealer inventory levels in our primary markets to be at normalized levels for the majority of our brands, and our order book remains at healthy levels while also remaining significantly above historic normalized levels. While we expect wholesale shipments to be down on a year-over-year basis in the second half of fiscal 2024 due to exceptionally strong comparisons from the prior year, we remain extremely pleased with the continued efforts of our European team to strengthen its operations and profitability. Our European team continues to focus on product innovation to gain market share and driving operating efficiencies across our manufacturing footprint in an effort to sustain the long-term profitability profile of the European business. Additionally, similar to North America, we remain extremely optimistic around the long-term growth opportunity in the European market. A recent study issued by GfK, the largest German market research organization, noted 14.2 million Germans over the age of 18 can imagine going on holiday in a leisure vehicle at some point in the next five years – a figure that represents nearly 25 percent of German adults. The study also found that in the coming year alone, 5.3 million Germans are considering going on holiday in a caravan or motor caravan, highlighting the firm attachment consumers hold for the RV lifestyle.

FINANCIAL UPDATE

1.	Although second quarter fiscal 2024 North American Towable gross profit margin of 7.4% increased on a year-over-year basis, it remains well below historical levels. What were the drivers of this result? What gross profit margin performance do you expect to achieve in the second half of fiscal 2024?

a.	Similar to the prior-year period, our fiscal second quarter presented a more challenging market environment than we had anticipated. Second quarter gross profit margin was once again pressured by significantly lower sales levels, extended plant shutdowns and elevated incentive support to our independent dealers.

Our approach to closely align wholesale production with the pace of softening retail sales through the traditionally slower winter retail season, combined with a softer-than-expected order intake, resulted in second quarter North American Towable wholesale shipments of 21,958 units. While the current quarter’s wholesale shipments marginally exceeded those of the prior year period, lower net sales, driven by lower model year 2024 ASPs and a product mix trending toward lower-priced units, adversely impacted labor and overhead costs as a percentage of North American Towable net sales in the current period. Despite the negative impact to the gross profit margin percentage, North American Towable labor and overhead costs actually declined by $9.3 million on a year-over-year basis as manufacturing footprint optimization and structural efficiency measures continue to take effect.

Additionally, in response to cash flow constraints confronting dealers during the seasonally slowest retail period of the year and a competitive pricing environment, we proactively assisted our dealer partners with elevated promotional and incentive support aimed at stimulating demand for and reducing non-current model year 2023 units in the channel. While elevated incentive support negatively impacted second quarter gross profit margin, our proactive assistance further right-sized the Company’s inventory mix in the field ahead of the selling season. These efforts position our operating companies and dealer partners extremely well given the positive feedback on our model year 2024 product offering that is resonating with today’s more budget-conscious consumer.

Similar to fiscal 2023, we expect to see sequential gross margin improvement as we look ahead to the second half of fiscal 2024. Seasonally higher production and sales levels, a healthy channel inventory mix and a leaner cost structure position our North American Towable operating companies to realize improved bottom line performance in the second half of fiscal 2024 compared to fiscal 2023. We are mindful that a level of incentives will be needed to support our dealers in clearing aging model year 2023 units in a competitive pricing environment, but we expect a step-up in gross profit margin in the second half of fiscal 2024 before a return to more normalized gross margin levels entering fiscal 2025.

2.	The Company revised full-year financial guidance for fiscal 2024 in its press release today. What are the key assumptions driving your updated outlook?

a.	The Company revised its full-year fiscal 2024 guidance, which now includes:
•	Consolidated fiscal 2024 net sales in the range of $10.0 billion to $10.5 billion (previously $10.5 billion to $11.0 billion)
•	Consolidated gross profit margin for fiscal 2024 in the range of 14.0% to 14.5% (previously 14.5% to 15.0%)
•	Diluted earnings per share for fiscal 2024 in the range of $5.00 to $5.50 (previously $6.25 to $7.25)

Consolidated Net Sales. As our independent dealer partners and end consumers continue to navigate persistent macro pressures, namely higher interest rates, THOR remains focused on the business in a disciplined manner that maximizes profitability across the business cycle. As a result, we lowered our full-year fiscal 2024 consolidated net sales target primarily to reflect our continued production discipline and focus on inventory management in our North America segments. Despite our independent dealers currently operating with historically lean inventory levels, we expect to produce at levels lower than retail demand in the near term as we believe dealers will remain hesitant to hold any excess inventory until a sustained positive inflection in retail demand takes hold. Based on expectations of interest rate cuts in the second half of calendar 2024, and in conjunction with the expected July 1st model year 2025 changeover for towable products, we currently feel the timing of accelerating growth in wholesale shipments has shifted into our fiscal 2025. As a result, the Company’s North American operating plan for fiscal 2024 was revised to reflect an industry wholesale shipment range of between 330,000 and 340,000 units with wholesale shipments under pacing retail demand. In our European segment, our top-line continues to meet expectations given resilient retail activity to date in our fiscal year. Despite solid retail demand, having completed restocking efforts in the second quarter of fiscal 2024, we expect to return to a 1:1 wholesale-retail relationship and anticipate tougher year-over-year net sales comparisons in the second half of fiscal 2024 as we lap restocking volumes in the second half of fiscal 2023.

Consolidated Gross Profit Margin. Given lower expected unit shipments in North America, we also revised our consolidated gross profit margin to a range of 14.0% to 14.5% to reflect the impact of lower-than-anticipated gross profit margins in the second quarter and operating leverage on reduced North America volumes in addition to near-term continued elevated incentive support aimed at assisting North American independent dealers in clearing aging model year 2023 units in a competitive pricing environment. Finally, the aforementioned repositioning strategy at Heartland will present a modest headwind impact to our North American Towable gross profit margin in the near term as it works to right size its business to current market demand. In the longer term, we expect these efforts to drive stronger margins.

Similar to fiscal 2023, we expect our consolidated gross profit margin to improve in the second half of fiscal 2024 based on improved industry fundamentals and solid operational and commercial execution.

Capital Expenditures and Innovation. While we remain committed to making incremental investments in automation and innovation strategies to drive long-term growth, we are dialing back certain projects with longer payback periods as well as other capital spend to reflect the shift of the market recovery. Our current estimate of committed and internally approved capital spend for fiscal 2024 is $180 million, a decrease of $80.0 million from the original $260.0 million planned at the onset of fiscal 2024. Given the impact of operating leverage and incremental R&D expenses, we continue to expect SG&A to exceed 8.0% of consolidated net sales.

Tax Rate. For fiscal 2024, we plan for our annual effective income tax rate to remain essentially flat to fiscal 2023 with an estimated range between 22.0% and 24.0% before consideration of any discrete tax items.

3.	The RVIA recently updated its calendar year 2024 wholesale shipment forecast for North America. Can you reconcile the RVIA’s unit shipment forecast with your revised fiscal year 2024 wholesale shipment forecast?

a.	The Company’s North American operating plan for fiscal 2024 reflects an industry wholesale shipment range of between 330,000 and 340,000 units. With a fiscal year end date of July 31, 2024, our forecast is closely aligned with the higher end of the RVIA’s projected 12-month moving total unit shipment range of between 327,700 and 341,100 units at June 30, 2024. Similar to our forecast, the RVIA expects year-over-year unit shipment growth throughout calendar 2024 as the industry enters its recovery and growth phase.

Also, while we note that the exact timing of accelerating unit shipment growth will ultimately depend on the timing of easing macroeconomic pressures, we are in agreement with the RVIA’s most recent calendar year 2024 forecast.

Summary of Key Quarterly Segment Data – North American Towable RVs

Dollars are in thousands

NET SALES:	Three Months Ended January 31, 2024	Three Months Ended January 31, 2023	% Change
North American Towable
Travel Trailers	$471,483	$527,829	(10.7)
Fifth Wheels	259,485	301,922	(14.1)
Total North American Towable	$730,968	$829,751	(11.9)

# OF UNITS:	Three Months Ended January 31, 2024	Three Months Ended January 31, 2023	% Change
North American Towable
Travel Trailers	17,652	15,494	13.9
Fifth Wheels	4,306	4,440	(3.0)
Total North American Towable	21,958	19,934	10.2

ORDER BACKLOG	As of January 31, 2024	As of January 31, 2023	% Change
North American Towable	$836,202	$1,152,991	(27.5)

TOWABLE RV MARKET SHARE SUMMARY (1)	Calendar Years Ended December 31,
	2023	2022
U.S. Market	40.5%	40.9%
Canadian Market	41.7%	41.4%
Combined North American Market	40.6%	40.9%

(1) Source: Statistical Surveys, Inc., Calendar years ended December 31, 2023 and 2022.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces.

Summary of Key Quarterly Segment Data – North American Motorized RVs

Dollars are in thousands

NET SALES:	Three Months Ended January 31, 2024	Three Months Ended January 31, 2023	% Change
North American Motorized
Class A	$178,308	$244,128	(27.0)
Class C	275,632	334,911	(17.7)
Class B	116,484	159,544	(27.0)
Total North American Motorized	$570,424	$738,583	(22.8)

# OF UNITS:	Three Months Ended January 31, 2024	Three Months Ended January 31, 2023	% Change
North American Motorized
Class A	875	1,194	(26.7)
Class C	2,539	2,935	(13.5)
Class B	1,024	1,309	(21.8)
Total North American Motorized	4,438	5,438	(18.4)

ORDER BACKLOG	As of January 31, 2024	As of January 31, 2023	% Change
North American Motorized	$1,072,687	$1,848,124	(42.0)

MOTORIZED RV MARKET SHARE SUMMARY (1)	Calendar Years Ended December 31,
	2023	2022
U.S. Market	48.5%	48.2%
Canadian Market	51.6%	51.1%
Combined North American Market	48.7%	48.4%

(1) Source: Statistical Surveys, Inc., Calendar years ended December 31, 2023 and 2022.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

Summary of Key Quarterly Segment Data – European RVs

Dollars are in thousands

NET SALES:	Three Months Ended January 31, 2024	Three Months Ended January 31, 2023	% Change
European
Motorcaravan	$424,813	$267,782	58.6
Campervan	244,724	227,136	7.7
Caravan	51,087	94,494	(45.9)
Other	61,670	57,526	7.2
Total European	$782,294	$646,938	20.9

# OF UNITS:	Three Months Ended January 31, 2024	Three Months Ended January 31, 2023	% Change
European
Motorcaravan	5,563	3,632	53.2
Campervan	5,382	4,826	11.5
Caravan	2,135	4,130	(48.3)
Total European	13,080	12,588	3.9

ORDER BACKLOG	As of January 31, 2024	As of January 31, 2023	% Change
European	$2,746,307	$3,055,738	(10.1)

EUROPEAN RV MARKET SHARE SUMMARY (1)	Calendar Years Ended December 31,
	2023	2022
Motorcaravan and Campervan (2)	20.9%	21.1%
Caravan	18.2%	18.5%

(1) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), Calendar years ended December 31, 2023 and 2022. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(2) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law (including recent and pending tax-law changes implementing new, widely adopted "Pillar II" tax principles) and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2024 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2023.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.